UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

(Amendment No.         )
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Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
www.Core-Mark.com

April 8, 2015

Dear Fellow Stockholders:

The Board of Directors of Core-Mark Holding Company, Inc. (“Core-Mark”) invites you to attend Core-Mark’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:30 a.m. PDT on Tuesday, May 19, 2015 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. You will find directions to the Annual Meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the Annual Meeting. You may vote by telephone, over the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, telephone or via the internet, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

Randolph I. Thornton	Thomas B. Perkins
Director and Chairman of the Board	President, Chief Executive Officer and Director

_______________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080

April 8, 2015

The 2015 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (“Core-Mark”) will be held as follows:

DATE:	Tuesday, May 19, 2015
TIME:	10:30 a.m. PDT
LOCATION:	Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010
PURPOSE:	To consider and act upon the following proposals:
1. The election of eight (8) directors;
2. The approval of an advisory resolution to approve executive compensation;
3. Approval of an amendment to Core-Mark’s Certificate of Incorporation to increase authorized shares; and
4. The ratification of the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

In addition, we will consider the transaction of such other business that may properly come before the Annual Meeting. Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposals 2, 3 and 4.

Stockholders of record at the close of business on March 23, 2015 are entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Gregory Antholzner
Vice President — Finance, Treasurer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the Annual Meeting.

YOU CAN CAST YOUR VOTE BY ANY OF THE FOLLOWING METHODS:

1. BY USING THE INTERNET:
You may vote via the internet at www.proxypush.com/core.

2. BY TELEPHONE:
You may vote by telephone by calling 1-866-883-3382.

3. BY MAIL:
Request a paper copy of the 2014 Annual Report and 2015 proxy materials by following the instructions on the notice mailed to you on April 8, 2015 (the “Notice of Internet Availability of Proxy Materials”) and promptly return your signed and dated proxy/voting instruction card in the envelope provided.

4. IN PERSON:
You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2015

As outlined on the Notice of Internet Availability of Proxy Materials, the proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available on the Internet at http://www.proxydocs.com.

PROXY STATEMENT
________________
2015 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 19, 2015
________________
CORE-MARK HOLDING COMPANY, INC.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
________________
GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to stockholders of Core-Mark Holding Company, Inc. (“Core-Mark” or the “Company”) on or about April 8, 2015 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 10:30 a.m. PDT on Tuesday, May 19, 2015 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. Core-Mark pays the cost of soliciting your proxy. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Core-Mark for their reasonable expenses.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on May 19, 2015:

As outlined on the notice we mailed to you on April 8, 2015 (the ‘‘Notice of Internet Availability of Proxy Materials’’), the proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available on the Internet at http://www.proxydocs.com. Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is furnishing proxy materials to its stockholders primarily via the internet, rather than mailing paper copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 8, 2015, the Company will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including its proxy statement and annual report, on the internet and how to access a proxy card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. The Company may, at its discretion, voluntarily choose to mail or deliver a paper copy of the proxy materials, including its proxy statement and annual report, to one or more stockholders.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 23, 2015 are entitled to notice of and to vote at the meeting. As of such date, there were 23,141,080 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described below may cast their votes by:

(1) accessing the internet at www.proxypush.com/core;

(2) calling 1-866-883-3382;

(3) requesting a paper copy of the 2014 Annual Report and 2015 proxy materials by following the instructions on Notice of Internet Availability of Proxy Materials and promptly returning your signed and dated proxy/voting instruction card in the envelope provided ; or

(4) attending the Annual Meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions form included in the mailing. If you are a beneficial owner and you prefer to vote in person at the meeting, you will need to ask your broker, bank or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and broker non-votes (i.e. when a stockholder does not provide voting instructions to their broker or nominee as to one or more items to be voted upon) are treated as present for the purposes of determining a quorum.

Required Vote

Election of Directors - Our bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. If the stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” In accordance with our bylaws and our Policy Regarding Election of Directors, such a holdover director will be required to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and all other relevant factors, act on the resignation and publicly disclose its decision and the reasons for its decision within 90 days of the date that the results of the election are certified.

Approval of Executive Compensation - Advisory resolution to approve executive compensation (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 2. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Approval of Amendment to Certificate of Incorporation - The amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 shares to100,000,000 shares, $0.01 par value effective as of the filing of the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (Proposal 3) requires the affirmative vote of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.  Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

Ratification of Appointment of Accountants - Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 4 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 4. Under New York Stock Exchange (NYSE) rules, which govern brokers even if they hold NASDAQ securities, the ratification of the appointment of an independent registered accounting firm is considered a

“routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons designated in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2014, which is available on the Investor Relations page of our website (www.core-mark.com).

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 23, 2015 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our Named Executive Officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Except as otherwise noted below, each of the following individuals’ address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 23, 2015, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Security Holders:
T. Rowe Price Associates, Inc.(1)	2,264,100	9.8%
Dimensional Fund Advisors LP(2)	1,811,134	7.8%
BlackRock, Inc.(3)	1,772,383	7.7%
Directors and Named Executive Officers:
Thomas B. Perkins(4)	96,684	*
Stacy Loretz-Congdon	67,719	*
Christopher L. Walsh	74,581	*
Scott E. McPherson(4)	70,084	*
Christopher K. Hobson	22,401	*
Robert A. Allen	21,900	*
Stuart W. Booth(5)	35,264	*
Gary F. Colter	16,098	*
Robert G. Gross(5)	31,006	*
Harvey L. Tepner(5)	22,680	*
Randolph I. Thornton(5)	50,882	*
J. Michael Walsh	45,554	*
All directors and executive officers as a group (15 persons)	588,278	2.5%
____________

*	Represents beneficial ownership of less than 1%.

(1)
The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD, 21202. Share amounts listed are derived from T. Rowe Price Associates, Inc.’s Schedule 13G/A filing with the SEC on February 10, 2015.

(2)
The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. Share amounts listed are derived from Dimensional Fund Advisors LP’s Schedule 13G/A filing with the SEC on February 5, 2015.

(3)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. Share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filing with the SEC on January 26, 2015.

(4)
Includes beneficial ownership of aggregate options and restricted stock units held by such individual and exercisable within 60 days of March 23, 2015 into the following amount of shares: Mr. Perkins - 1,668 and Mr. McPherson - 1,156.

(5)
Includes beneficial ownership of aggregate options held by such individual and exercisable within 60 days of March 23, 2015 into the following amount of shares: Mr. Booth - 4,418, Mr. Gross - 15,000, Mr. Tepner - 4,418, and Mr. Thornton - 2,209.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Core-Mark’s common stock (“10% Owners”) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. The Company prepares and files the Section 16(a) reports for its directors and executive officers.

We conducted a review of prior filings by our directors and executive officers and identified certain corrections to be made to reflect certain exercises of options and sales of common stock. Following our review, each of these errors was corrected through additional filings or amendments. The following number of corrected reports and related transactions were made: one report covering one transaction was not timely filed on behalf of Gary Colter and five reports covering a total of six transactions were not timely filed on behalf of Christopher Hobson.
Following the corrections described above, we believe that for 2014, all of our directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(2)	398,084	(3)	$11.96	1,412,522
Equity compensation plans not approved by security holders	—		—	—
TOTAL	398,084		11.96	1,412,522
___________
(1) Weighted average exercise price of outstanding options; excludes restricted stock unit awards (“RSUs”) since the weighted-average exercise price of RSUs is equal to the par value of $0.01.

(2) Consists solely of our 2010 Long-Term Incentive Plan (“2010 LTIP”), including options incorporated from the 2004 Long-Term Incentive Plan, RSUs incorporated from the 2005 Long-Term Incentive Plan and options and RSUs incorporated from the 2007 Long-Term Incentive Plan (the “Predecessor Plans”).

(3) Includes 15,000 shares subject to options and 332,414 shares subject to RSUs outstanding under our 2010 LTIP. Also includes 43,752 shares subject to outstanding options and 6,918 RSUs outstanding under our Predecessor Plans.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of eight directors, each of whose term expires at the 2015 Annual Meeting. The following eight directors have been nominated for re-election to serve for a term of one year until the 2016 Annual Meeting and until their successors have been duly elected and qualified:

Robert A. Allen
Stuart W. Booth
Gary F. Colter
Robert G. Gross
Harvey L. Tepner
Randolph I. Thornton
J. Michael Walsh
Thomas B. Perkins

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Allen, Booth, Colter, Gross, Tepner, Thornton, Walsh and Perkins.

NOMINEES FOR DIRECTOR

Robert A. Allen, 65, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley. Mr. Allen was nominated to serve on the Board of Core-Mark principally based upon his extensive experience in the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Chief Executive Officer of Core-Mark International, Inc.

Stuart W. Booth, 64, has served as a Director of Core-Mark since August 2005. Mr. Booth is a retired Executive Vice President and Chief Financial Officer for Central Garden & Pet Company, a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies market. Mr. Booth was Chief Financial Officer of Central Garden & Pet Company from January 2002 to September 2009 and from January 2010 to December 2010. From January 2011 to June 2013, Mr. Booth served as a strategic and financial adviser to Central Garden & Pet Company. During 2001, Mr. Booth served as the Chief Financial Officer of RespondTV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as a principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco. Mr. Booth was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge and his experience as a Chief Financial Officer of both public and private companies.

Gary F. Colter, 69, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner - Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman - Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the Board of Directors of Canadian Imperial Bank of Commerce (CIBC), Owens-Illinois, Inc., Revera, Inc. and Canadian Pacific Railway Limited. In addition, Mr. Colter serves as the Chair of the Governance Committee and a member of the Audit Committee at CIBC, the Chair of the Audit Committee and a member of the Governance Committee of Revera, Inc., a member of the Compensation Committee and the Chair of the Governance Committee at Owens-Illinois, Inc. and the Chairman of the Board of Directors at Canadian Pacific Railway Limited. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a Fellow Chartered

Accountant (FCA) (Canada). Mr. Colter was nominated to serve on the Board of Core-Mark principally based upon his significant financial, accounting and corporate governance knowledge, the insight he provides from his experience as a restructuring and strategy management consultant and his long and distinguished experience as a partner in a Big 4 accounting firm.

Robert G. Gross, 57, has served as a Director of Core-Mark since October 2011. Mr. Gross serves as the Executive Chairman of Monro Muffler Brake, Inc., an undercar service provider headquartered in Rochester, New York, since his appointment in October 2012. Mr. Gross served as Chief Executive Officer of Monro Muffler Brake, Inc. since January 1999 and was elected Chairman in August 2007. Prior to joining Monro Muffler Brake, Inc. in 1999, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance retailer based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions at Eye Care Centers of America, Inc., a San Antonio, Texas, based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. Since November 2012, Mr. Gross also serves as a Trustee of the Boyd Group Income Fund (TSX: BYD.UN). Mr. Gross has a B.S. in Finance and a Masters in Business Administration from the University of Buffalo. Mr. Gross was nominated to serve on the Board because he brings more than twenty years of multi-retail experience, an outstanding record in successful capital allocation and proven experience at creating shareholder value.

Harvey L. Tepner, 58, has served as a Director of Core-Mark since August 2004 . Mr. Tepner is a Principal of WL Ross & Co. LLC, a private equity and alternative investment fund manager (and a subsidiary of Invesco Ltd., a public mutual fund and asset management company), having joined WL Ross in February 2008. From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and prior to Loeb, served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner began his career with Price Waterhouse in Canada and is a Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner is a member of the Board of Directors of International Textile Group, Inc., Plascar Participacoes Industriais S.A. and other private companies affiliated with WL Ross. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University. Mr. Tepner was nominated to serve on the Board of Core-Mark based upon his knowledge of the Company and the wholesale distribution industry, his overall expertise regarding business strategy and development, finance, mergers and acquisitions, corporate governance and the strategic and financial insight he provides from his experience restructuring and advising companies as an investment banker and a private equity investor.

Randolph I. Thornton, 69, has served as a Director and Chairman of the Board of Directors since August 2004 . Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., serving in various positions including managing director until his retirement from Citigroup, Inc. in February 2004. Mr. Thornton is a member of the Board of Directors of Comdisco Holding Company, Inc. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration degree from Columbia Business School. Mr. Thornton was nominated to serve on the Board of Core-Mark principally based upon his extensive financial and accounting knowledge gained from his time with Citigroup and his experience both as a chief executive and as a member of the board of other companies.

J. Michael Walsh, 67, has served as a Director of Core-Mark since August 2004. From March 2003 to January 2013, Mr. Walsh served as our President and Chief Executive Officer and was our Executive Vice President - Sales from October 1999 to March 2003. From January 1996 to October 1999, Mr. Walsh served as the Senior Vice President - U.S. Distribution and was Senior Vice President - Operations from April 1991 to January 1996. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President - Operations of Food Services of America. Mr.  Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas. Mr. Walsh was nominated to serve on the Board of Core-Mark principally based upon his deep understanding of the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Core-Mark’s President and Chief Executive Officer.

Thomas B. Perkins, 56, has served as our President and Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University. Mr. Perkins was nominated to serve on the Board of Core-Mark principally based upon the Board’s belief that management should have a direct voice on the Board and due to Mr. Perkins’ long experience with the Company and the distribution industry.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of eight members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. All of our non-employee directors, except for J. Michael Walsh who is our former Chief Executive Officer, are independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our Directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each such committee is available on the Corporate Governance page of our website (http://ir.core-mark.com/corporate-governance.cfm). Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, telephone 650-589-9445.

The following table summarizes the current membership of the Board and each of its committees:

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert A. Allen	X		X	Chairman(1)
Stuart W. Booth	X	Chairman	X
Gary F. Colter	X	X		X
Robert G. Gross	X	X	Chairman
Harvey L. Tepner	X	X		X
Randolph I. Thornton	Chairman		X	X
J. Michael Walsh	X
Thomas B. Perkins	X
___________

(1)	Effective May 20, 2014, Mr. Allen replaced Mr. Colter as the Chair of the Nominating and Corporate Governance Committee.

The current membership and functions of each committee are described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee reviews our financial statements, our filings with the SEC, the effectiveness of our internal control functions and prepares the Audit Committee report required under the rules of the SEC. In addition, the Audit Committee approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter, Robert G. Gross and Harvey L. Tepner, each of whom is a non-employee member of our Board of Directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is currently the Chairman of the Audit Committee, and he, Mr. Colter, Mr. Gross and Mr. Tepner qualify as audit committee financial experts as defined under SEC rules. We believe the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the relevant federal securities laws and regulations and the current rules of the NASDAQ Global Market.

Compensation Committee

The Compensation Committee reviews and approves the Company’s overall management compensation philosophy, objectives and policies. The Compensation Committee establishes and reports to the Board of Directors regarding performance goals, including annual and long-term, for our CEO and other executive officers. The Compensation Committee also reviews and determines salaries, bonuses, and all other compensation incentive programs annually for our CEO and executive officers and makes recommendations to the Board of Directors regarding such programs. In addition, the Compensation Committee administers our equity incentive plans and reviews and determines equity-based compensation for our directors, officers and employees, and prepares the Compensation Committee report required under the rules of the SEC. Under its charter, the Compensation Committee may delegate any such responsibilities to one or more subcommittees of the Compensation Committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the Compensation Committee are Robert G. Gross, Robert A. Allen, Stuart W. Booth, and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Gross is currently the Chairman of the Compensation Committee. In addition to meeting the independence requirements, we believe the functions of our Compensation Committee complied with all other applicable rules and requirements of the NASDAQ Global Market.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The current members of the Nominating and Governance Committee are Robert A. Allen, Gary F. Colter, Harvey L. Tepner and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Allen is currently the Chairman of the Nominating and Corporate Governance Committee. In addition to meeting the independence requirements, we believe the functions of our Nominating and Corporate Governance Committee complied with all other applicable rules and requirements of the NASDAQ Global Market.

Special Committees

From time to time our Board of Directors forms special committees made up of one or more directors to aid the Board in carrying out its roles and responsibilities. Such committees often examine issues of interest to the Board and the Company and report their findings back to the full Board.

Board, Committee and Annual Meeting Attendance

For the year ended December 31, 2014, the Board and its audit, compensation and governance committees held the following aggregate number of meetings:

Meeting	Number of Meetings
Board of Directors	5
Audit Committee	8
Compensation Committee	4
Nominating and Corporate Governance Committee	4

Each of our directors attended 100% of the total number of the meetings of the Board and 100% of the committee meetings indicated in the table above on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of the members of our Board at such time attended the 2014 Annual Meeting.

Risk Assessment

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management related to financial reporting matters. Such reviews include discussions with management and the independent auditor regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Audit Committee reports any material findings or concerns to the full Board.

The Board of Directors reviews the Company’s policies with respect to risk assessment and risk management for the Company as a whole. Such reviews include discussions with management regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Board reviews the identified risks and determines the appropriate action, including but not limited to further analysis, a change in Company policy or other appropriate response.

Director Compensation

We reimburse the members of our Board of Directors for reasonable expenses in connection with their attendance at Board and committee meetings. Standard annual compensation for our non-employee directors for 2014 was comprised of a cash component and an equity component. The cash component consisted of an annual retainer, retainers for Committee Chairs and the Chairman of the Board and a fee for each Board, regular committee and special committee meeting attended. The equity component consisted of an annual grant of restricted stock units.

The following table lists the standard annual elements of non-employee director cash and equity compensation for 2014:

Compensation Component	2014 Compensation
Annual Board retainer(1)	$40,000
Annual Board Chairman retainer(1)	$50,000
Annual Committee Chairman retainer(1)	Audit Committee — $20,000 Compensation Committee — $10,000 Nominating and Corporate Governance Committee — $10,000
Board and Committee meeting fee	$1,500 per meeting
Restricted stock units	Annual grant with a fair value of $60,000(2)
____________

(1)	The annual Board retainer, annual Board Chairman retainer and the annual Committee Chairman retainers are paid in equal quarterly installments.

(2)	During 2014, each non-employee director received a grant of 1,534 restricted stock units under our 2010 LTIP. These restricted stock units fully vested on January 1, 2015.

On August 14, 2014, the Compensation Committee approved the following adjustments to director compensation, effective January 1, 2015: Annual Board retainer increase to $60,000; Annual Board Chairman retainer increase to $60,000; Annual Audit Committee Chairman increase to $25,000; Annual Compensation Committee Chairman increase to $15,000; and Annual Nominating and Corporate Governance Committee Chairman increase to $15,000.

The following table summarizes all compensation awarded to our non-employee directors in 2014:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert A. Allen	$65,626(2)	$60,000	$125,626
Stuart W. Booth	$85,500(3)	$60,000	$145,500
Gary F. Colter	$69,374(4)	$60,000	$129,374
Robert G. Gross	$75,500(5)	$60,000	$135,500
Harvey L. Tepner	$65,500(6)	$60,000	$125,500
Randolph I. Thornton	$109,500(7)	$60,000	$169,500
J. Michael Walsh	$47,500(8)	$60,000	$107,500
____________

(1)	The directors were each granted 1,534 restricted stock units on February 18, 2014 at an aggregate fair value at date of grant of $60,000.

(2)	Consists of: $40,000 Board retainer, $6,126 Nominating and Corporate Governance Committee Chair retainer and attendance at 13 meetings (at $1,500 per meeting).

(3)	Consists of: $40,000 Board retainer, $20,000 Audit Committee Chair retainer and attendance at 17 meetings (at $1,500 per meeting).

(4)	Consists of: $40,000 Board retainer, $3,874 Nominating and Corporate Governance Committee Chair retainer and attendance at 17 meetings (at $1,500 per meeting).

(5)	Consists of: $40,000 Board retainer, $10,000 Compensation Committee Chair retainer and attendance at 17 meetings (at $1,500 per meeting).

(6)	Consists of: $40,000 Board retainer and attendance at 17 meetings (at $1,500 per meeting).

(7)	Consists of: $40,000 Board retainer, $50,000 Board Chairman retainer and attendance at 13 meetings (at $1,500 per meeting).

(8)	Consists of: $40,000 Board retainer and attendance at 5 meetings (at $1,500 per meeting).

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director, employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. This policy specifically applies without limitation to purchases of goods or services by or from related parties or entities in which the related person has a material interest, indebtedness, or guarantees of indebtedness. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve or disapprove any transactions or courses of dealing between the Company or its subsidiaries and related parties that exceed $100,000 in any calendar year and any transactions or course of dealing, regardless of amount, between the Company or its subsidiaries and related parties who are executive officers, directors or significant stockholders. In determining whether to approve or ratify a related party transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

Mr. Robert A. Allen, one of our directors and a member of the Compensation Committee, previously served as the Acting Chief Operating Officer of the Fleming Companies, Inc. (a predecessor entity) from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. (subsidiary and predecessor entity) and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen ended his employment with the Company in 2003 and the Board of Directors has determined Mr. Allen to be a non-employee director and independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

The only family relationship between any of the executive officers or directors is J. Michael Walsh who is Christopher L. Walsh’s uncle.

Corporate Governance

Core-Mark regularly reviews its policies, processes and procedures in the area of corporate governance to ensure that it is in compliance with all applicable rules and regulations and that it has sound governance policies in place.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that are posted on our corporate website, www.core-mark.com, under “Investor Relations”. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, Director qualifications and nominations, Director responsibilities, executive sessions of the Board, committee functions, Director access to senior managers and independent advisors, Director compensation, Director orientation and continuing education, management succession and Board performance evaluations.

The Governance Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of our corporate governance guidelines and principles; and (iv) reviewing on a regular basis our overall corporate governance practices and procedures and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by our Board of Directors at the recommendation of the Governance Committee.

Director Independence
The Governance Committee reviews the independence of all Directors annually and reports its findings to the full Board. The Governance Committee has determined that, except for J. Michael Walsh, each of the non-employee Directors is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Roles of the Chairman and the Chief Executive Officer

Although the Governance Committee has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer of the Company, the Governance Committee believes that the current separation of Chairman and CEO roles is beneficial to the Company as it helps to ensure an independent Board and allows management (including the CEO) to focus on the significant task of running the day to day operations of the Company. While the Governance Committee believes that the CEO should serve as a member of the Board to provide for a direct voice of management during Board deliberations and to serve as an important source of knowledge and experience regarding the Company’s operations, the Governance Committee believes the combination of the role of CEO with Chairman could distract the CEO from his primary role as leader of the Company’s business. In addition, the Governance Committee believes a non-management Chairman helps to ensure the independent operation of the Board when conflicts may occur between the interests of the overall Company and the interests of management.

Board Evaluation and Continuing Education

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee also assists the Board and its members regarding continuing education initiatives designed to help Board members stay current with developments in corporate governance and director best practices. The Governance Committee has established procedures for a formal orientation program and the continuing education of directors and the tracking of participation in such activities.

Policy Regarding Change in Principal Employment of Director

The Board has adopted a policy providing that when a Director’s principal employment or business association changes substantially during his or her tenure as a Director, the Director must offer his or her resignation to the Chairman of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve.

Mandatory Retirement for Directors

The Board has adopted a policy whereby a person may not be nominated or re-nominated to serve as a Director if such person is 75 years of age or older on the date of the proposed meeting for the election of directors. The policy expressly provides that it may be waived with respect to the re-nomination of a Director upon the recommendation of the Governance Committee and approval of the Board.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees to the full Board for approval. In addition, the Governance Committee annually assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark to determine if the Board composition adequately meets the current needs of the Company.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Core-Mark’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

In considering candidates for director nominee, the Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. Candidates are also evaluated for “independence” in accordance with applicable rules of the Securities and Exchange Commission and the NASDAQ Stock Market. With respect to current directors, the Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates. To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080.

Director Nominations by Stockholders

Our bylaws require that a stockholder making a proposal must be a holder of record at the time of giving the required notice and must comply with certain other requirements contained in Article II, Section 14 of the Bylaws. To be timely, any nomination or other business to be brought before the annual meeting must be in writing and delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, with certain exceptions.

Our bylaws require that a stockholder making a nomination or proposal must provide the Company with certain information, including the ownership interests in Core-Mark, both direct and indirect, of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

For more information, see the discussion under “Stockholder Proposals for 2016 Annual Meeting.”

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (“the Code”) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practice, and compliance with laws, rules and regulations. A copy of the Code is available on the Corporate Governance page of our website ( http://ir.core-mark.com/corporate-governance.cfm).

Core-Mark also maintains policies regarding insider trading and communications with the public (“Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (“Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on the Corporate Governance page of our website (http://ir.core-mark.com/corporate-governance.cfm).

Executive Sessions

The Board of Directors believes that regularly scheduled meetings at which only independent directors are present (“executive sessions”) are an important element of “best practice” consideration for the corporate governance process. The use of executive sessions provides a forum for open dialogue and frank discussion among non-management directors on matters concerning the Company and its management and encourages and enhances communication among independent directors. The Board of Directors maintains a regular practice of meeting in executive session during its Board meetings.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. To alleviate this concern, in consultation with management, the Governance Committee has developed a succession plan for the Company’s chief executive officer and other senior executive officers. The Governance Committee and the Board of Directors regularly evaluate and refine this plan.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

All communications to the Board will remain unopened and be promptly forwarded to Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

Stock Ownership Guidelines

In order to continue to align the interests of our directors and executive officers with those of our stockholders, the Board has determined that our directors and our Named Executive Officers (‘‘NEO’’) should be required to hold a meaningful amount of Core-Mark capital stock. The Company has implemented Stock Ownership Guidelines approved by the Board, which provide that our directors and NEOs must own shares of Core-Mark’s common stock with an aggregate value equal to the following multiple of such director’s annual cash retainer or officer’s base salary, as applicable:

Position	Multiple of Annual Cash Retainer or Base Salary
Directors	5x
CEO	6x
Other NEOs	3x

Each director and NEO is required to achieve such level of stock ownership within the later of one year after the adoption of the Stock Ownership Guidelines and five years following the date of such director’s or officer’s appointment to such position. Compliance will be measured as of February 15th each year. Any director or NEO who fails to comply with the guidelines may be excluded from future grants of the Company’s capital stock, at the discretion of the Board or the Compensation Committee.

For purposes of the guidelines, the shares counted towards a director’s or executive’s ownership include (a) all shares of Core-Mark’s common stock owned outright or held in trust for the director or NEO and his or her immediate family, (b) vested deferred stock, (c) restricted stock units, whether vested or unvested, and (d) performance shares, whether earned, unearned, vested or unvested. The number of shares represented by a performance share grant shall be deemed to be equal to (i) the middle achievement level when measured prior to the end of a performance period and (ii) the number of performance shares earned when measured after the end of the performance period. Unexercised stock options, whether vested or unvested, shall not be counted as owned capital stock for such calculations. The value of a share shall be equal to the greater of (a) the closing price of a share of Core-Mark’s common stock on the last trading day prior to the date of calculation, or (b) the closing price of a share of the Core-Mark’s common stock on the date on which such stock was granted or otherwise acquired.

If compliance with ownership guidelines would create severe hardship or prevent a NEO or director from complying with a court order the guidelines may be waived at the discretion of the Compensation Committee.

As of February 15, 2014, all of our Named Executive Officers and directors were in compliance with our Stock Ownership Guidelines.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 8, 2015:

Name	Age	Position
Thomas B. Perkins	56	President, Chief Executive Officer and Director
Stacy Loretz-Congdon	55	Senior Vice President and Chief Financial Officer
Christopher L. Walsh	50	Senior Vice President — U.S. Distribution (West)
William G. Stein	45	Senior Vice President — U.S. Distribution (East)
Scott E. McPherson	45	Senior Vice President — Business Operations and Strategic Opportunities
Christopher K. Hobson	46	Senior Vice President — Sales and Marketing
Eric J. Rolheiser	44	President — Canada
Christopher M. Miller	54	Vice President and Chief Accounting Officer

Thomas B. Perkins has served as our President and Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

Stacy Loretz-Congdon has served as our Senior Vice President and Chief Financial Officer since December 2006. From January 2003 to December 2006, Ms. Loretz-Congdon served as the Company’s Vice President of Finance and Treasurer and from November 1999 to January 2003 served as our Corporate Treasurer. Ms. Loretz-Congdon joined Core-Mark in May 1990 and has served various functions in accounting and finance since that time. Prior to joining Core-Mark, Ms. Loretz-Congdon was an auditor for Coopers & Lybrand. She received her Bachelor of Science degree in Accounting from California State University, San Francisco.

Christopher L. Walsh has served as our Senior Vice President - U.S. Distribution (West) since June 2007. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. He was promoted to Vice President - Merchandising in 1997, Vice President - Marketing in 1999 and Senior Vice President - Sales and Marketing in 2003. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson and Taco Bell. Mr. Walsh received a Bachelor of Arts from the University of Puget Sound and a Master of Management degree from the Kellogg School at Northwestern University.

William G. Stein has served as our Senior Vice President - U.S. Distribution (East) since January 2013. From June 2012 to December 2012, Mr. Stein served as our Vice President-U.S. Distribution (East) and from February 2008 to June 2012, Mr. Stein served as our President of the Fort Worth Division. Mr. Stein served as the General Sales Manager for the Fort Worth Division from September 2002 to February 2008. Mr. Stein held the positions of Corporate Merchandising Manager, Food Service Manager and Area Sales Manager from 1993 to 2002. Prior to joining Core-Mark, Mr. Stein served in sales positions for McLane/Sandy’s Fast ’n Fresh, Inc.

Scott E. McPherson has served as our Senior Vice President - Business Operations and Strategic Opportunities since January 2015. From December 2009 to December 2014, Mr. McPherson served as our Senior Vice President - Corporate Development and from July 2007 to December 2009, Mr. McPherson served as Senior Vice President - U.S. Distribution (East). From January 2003 to June 2007 Mr. McPherson served as Vice President - U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000 he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business of Administration degree from the University of Portland.

Christopher K. Hobson has served as our Senior Vice President - Sales and Marketing since January 2015. From January 2013 to December 2014 Mr. Hobson served as our Senior Vice President - Marketing and from December 2009 until December 2012, Mr. Hobson served as Vice President of Marketing responsible for the Company’s “Fresh” & “Vendor Consolidation Initiatives”. From August 2007 until December 2009, Mr. Hobson was Division President of our Corona Division and from

January 2005 to July 2007 he served as our Hayward Division President. From 2000 to 2005 Mr. Hobson served as General/Area Sales Manager. Prior to joining Core-Mark in 2000, Mr. Hobson worked as a Market Manager for 7-Eleven. Mr. Hobson received a Bachelor of Science degree from Humboldt State University.

Eric J. Rolheiser has served as our President - Canada since January 2009, following his promotion from the position of Vice President of Canada Operations. From 2004 through 2007, Mr. Rolheiser served as a Division President in our Canadian operations where he was responsible for the overall management of all facets of the business at the divisional level. Mr. Rolheiser joined Core-Mark in 1992 and has served as Sales Supervisor, Food Service Manager, Divisional General Sales Manager and Corporate Director of Sales and Marketing for our Canadian operations. Mr. Rolheiser received a diploma in Business Administration - Accounting from the Northern Alberta Institute of Technology.

Christopher M. Miller has served as our Vice President and Chief Accounting Officer since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, a provider of business process outsourcing, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. Conversely our executives face reduced compensation when performance goals are not met. We believe our compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of potential compensation for such executives to the achievement of Company goals. In addition, we believe that through the use of a blend of different elements of compensation, such as an annual performance bonus and equity incentive awards, our compensation program balances incentives for both short- and long-term Company performance. Overall we believe our compensation program is fair to both the Company and our executives, appropriate for our industry and competitive with what our executives could otherwise receive elsewhere. Please read the “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2014 compensation of our Named Executive Officers.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related compensation tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Core-Mark, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our last annual advisory vote on executive compensation was held on May 20, 2014 at the Company’s 2014 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview and analysis of our executive compensation policies and practices and the major factors that shape the creation and implementation of our executive compensation program. This Compensation Discussion and Analysis, and the more detailed tables and narrative that follow, also describe the material components of our 2014 executive compensation program for our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as executive officers as of the end of 2014. We refer to these individuals as our “Named Executive Officers”:

▪	Thomas B. Perkins, our President and Chief Executive Officer (our “CEO”);

▪	Stacy Loretz-Congdon, our Senior Vice President and Chief Financial Officer (our “CFO”);

▪	Christopher L. Walsh, our Senior Vice President - U.S. Distribution (West);

▪	Scott E. McPherson, our Senior Vice President - Corporate Development; and

▪	Christopher K. Hobson, our Senior Vice President - Marketing.

Effective January 1, 2015, Mr. S. McPherson assumed the new position of Senior Vice President of Business Operations and Strategic Opportunities and Mr. C. Hobson assumed the new position of Senior Vice President - Sales and Marketing.

Executive Summary

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 35,000 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products.

2014 Business Highlights

In 2014, our executive officers led the Company to another outstanding year in a number of categories:

•record net sales of $10.3 billion, representing a 5.2% increase over 2013;
•record Adjusted EBITDA(1) of $122.7 million, representing a 12.1% increase over 2013;
•diluted earnings per share, excluding LIFO expense(1), of $2.26, representing a 11.9% increase over 2013;

•	significant stockholder return through stock price appreciation (one-year stock price growth of approximately 63.1%); and

•	return of value to stockholders through a regular quarterly dividend on our common stock which increased 15.0% on an adjusted basis over 2013.

Net Sales
($ billions)
$11.0
$10.5
$10.0
$9.5
$9.0
$8.5
$9.8
$10.3
2013
2014

Adjusted EBITDA (1)
($ millions)
$130.0
$120.0
$110.0
$100.0
$90.0
$109.5
$122.7
2013
2014

Cash Dividends Per Common Share (2)
$0.50
$0.40
$0.30
$0.20
$0.10
$0.31
$0.46
2013
2014

Diluted Earnings Per Common Share, excluding LIFO expense (1) (2)
$2.50
$2.25
$2.00
$1.75
$1.50
$2.02
$2.26
2013
2014

___________

(1)	A reconciliation of this financial measure to generally accepted accounting principles (“GAAP”) is set forth in Annex I, as required by Item 10(e) of Regulation S-K.

(2)
On May 21, 2014, the Board of Directors declared a two-for-one stock split of our outstanding common stock to be effected through a stock dividend. The additional shares were distributed on June 26, 2014 to stockholders of record at the close of business on June 9, 2014. All references made to share or per share amounts reflect this two-for-one stock split. Also, in lieu of the first quarter 2013 dividend, the Board of Directors declared an accelerated cash dividend of $2.2 million, or $0.10 per common share on December 20, 2012, which was paid on December 31, 2012. Had this dividend been paid in the first quarter of 2013 as originally scheduled, the cash dividend per common share would have been $0.40 in 2013 on a stock split adjusted basis.

Core-Mark Stock Performance Comparison

The graph below presents a comparison of cumulative total return to stockholders for Core-Mark’s common stock at the end of each year from 2009 through 2014, as well as the cumulative total returns of the NASDAQ Non-Financial Stock Index, the Russell 2000 Index and a peer group of companies (“the Performance Peer Group”).

The companies composing the Performance Peer Group are Sysco Corp. (SYY), The Chef’s Warehouse, Inc. (CHEF), United Natural Foods, Inc. (UNFI) and AMCON Distributing Co. (DIT). Nash Finch Company (NAFC) was acquired in 2014 by Spartan Stores, Inc. and is therefore no longer a member of the Core-Mark performance peer group index. It has been replaced by The Chef’s Warehouse, Inc., which resulted in a minimal variation in the cumulative total returns for the comparative periods.

During 2014, we also achieved the following significant accomplishments:

•
Program performance of our Vendor Consolidation Initiative and our Fresh product offering reaching approximately $113 million of incremental sales, the highest level in our history, with Fresh alone increasing 23% over the prior year.

•	Over 3,000 stores surveyed using our Focused Marketing Initiative; driving comparable same store sales up and churn / attrition rates down.

•	Our comparable non-cigarette same store sales increased approximately 4.9% in 2014.

•
In September 2014, we opened a new distribution facility in Glenwillow, Ohio to support customer growth in this region. From this new facility we successfully rolled out service to approximately 800 Rite Aid Corporation (“Rite Aid”) stores and transferred 600 existing stores from other Core-Mark distribution centers as of December 31, 2014.

•	In June 2014, we announced a three year contract with Rite Aid. We are currently servicing approximately 4,500 stores across the U.S.

Key Executive Compensation Decisions for 2014

In line with our performance and compensation objectives, which favor incentive compensation over fixed compensation, the Compensation Committee approved the following compensation actions for our executive officers, including the Named Executive Officers, for 2014:

•	Base Salary. Assessed and set their base salaries after considering total compensation compared to the competitive market, with adjustments for most of our executive officers;

▪	Annual Cash Incentives. Approved annual cash incentives for our executive officers that were contingent upon the achievement of various performance objectives; and

▪
Long-Term Incentives. Granted long-term incentive compensation in the form of time-based restricted stock unit awards (“RSUs”) for shares of the Company’s common stock and performance share awards for shares of the Company’s common stock tied to our actual performance as measured against specific corporate objectives.

2014 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2014:

▪	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

▪
Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee, together with management, reviews our peer group every two years.

Key Program Features. Our compensation practices are designed to align our executive compensation with long-term stockholder interests:

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate and individual performance. In addition, a portion of “at risk” compensation is equity-based to align the interests of our executive officers and stockholders.

▪
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers.

▪	No Perquisites. We do not provide any significant perquisites or other personal benefits to our executive officers.

▪
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, including tax gross ups, for executive officers.

▪
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control severance payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before severance payments and benefits are paid).

▪	Performance-Based Incentives. We use performance-based short-term and long-term incentives.

▪
Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, generally three years, consistent with current market practice and our retention objectives.

▪	No Option Repricing. Our stock plan prohibits us from repricing stock options without stockholder approval.

▪	Stock Ownership Guidelines. Our Named Executive Officers and directors maintain meaningful stock ownership positions in the Company by following our Stock Ownership Guidelines.

▪
Hedging Prohibited and Pledging Restricted. We prohibit our employees from hedging any Company securities and we prohibit, with limited exceptions, the amount of stock our executive officers may pledge.

▪	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

▪	Clawback Policy. We maintain a clawback policy pursuant to which each Section 16 Officer, including each Named Executive Officer, may be required to reimburse or forfeit all or a portion of any cash-

based incentive compensation received if our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements. Additionally, our incentive plans contain provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the plans.

2014 Stockholder Advisory Vote on Executive Compensation

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation policies and practices, including the results of the advisory vote on Named Executive Officer compensation (“say-on-pay”) that we hold annually at each annual meeting of stockholders. Based on the results of a stockholder advisory vote on the frequency with which we would hold future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold a say-on-pay vote on an annual basis. At the 2014 Annual Meeting of Stockholders, over 95% of the votes that were cast approved our say-on-pay proposal. The Compensation Committee viewed last year’s level of stockholder support for our executive compensation program as an indication that our stockholders support the Compensation Committee’s approach to executive compensation. Accordingly, no significant design changes were made to the executive compensation program in response to the vote.

Our 2014 executive compensation program, described below, had similar objectives and incentives that we had in place for our 2013 executive compensation program.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year. Because we value the input we receive from our stockholders concerning the compensation of the Named Executive Officers, we have conversations with our key stockholders from time to time and the Compensation Committee will consider their views in determining our compensation policies and practices.

Philosophy and Objectives of Our Compensation Program / What We Reward

Our approach to compensating our executive officers, including the Named Executive Officers, is to tie total compensation to the creation of long-term stockholder value by incenting our executive officers to implement key strategies that are designed to achieve our goals and objectives. We attempt to maximize value to our stockholders by adhering to the following principles and objectives when determining the compensation packages for our executive officers:

▪
Improve Company performance and long-term value through a compensation structure that directly links rewards to results achieved. We believe it is essential that our compensation program have a large portion of our executive officers’ compensation based on Company and individual performance and be “at risk”. We believe tying a significant portion of compensation to Company and individual performance motivates our executive officers to strive to improve the Company’s financial and operational position, which in turn increases long-term stockholder value.

▪
Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast-paced, stimulating and entrepreneurial environment. We believe that it is primarily the dedication, creativity, competence, and experience of our executive officers and employees that enable us to compete effectively in the markets and industry in which we operate. History has shown that our business is not easily or quickly mastered by people who move from other industries to our Company. It is important to us that we try to retain our experienced, long-term employees, avoid employee turnover, and create a cadre of dedicated professionals focused on improving the Company’s performance and long-term value.

▪
Integrate strategic goals and objectives into our annual incentive bonus and performance share programs that incentivize our executive officers to execute on key strategic corporate objectives. In addition, our ability to modify and tailor the components of our annual incentive bonus plan allows us to revise these components as our strategic goals evolve.

▪
Align Executive Officer and Stockholder Long-Term Interests by providing a substantial portion of our executive officers’ compensation in the form of equity and encouraging equity ownership. The Compensation Committee believes that having a significant portion of executive compensation tied to equity with both time-based vesting and performance criteria directly aligns the interests of our executive officers and our stockholders. The performance criteria that the Compensation Committee has established ties executive compensation to the underlying value of the Company’s common stock, and focuses our executive officers’ attention on those financial measures that correlate closely with total stockholders’ return, such as Adjusted EBITDA growth. We also believe that equity awards in the form of time-based restricted stock unit awards help to foster an ownership mentality in our executive officers. We encourage stock ownership by our executive officers and have Stock Ownership Guidelines in place with respect to our senior executive officers, which further aligns their interests with those of our stockholders.

▪
Make proportionality and common sense the rule.  We do not believe in a formulaic approach to compensation based on job classification. This means that compensation should be proportionate to the impact that an executive officer can have on the Company, that equal contributors should be incentivized and compensated equally, that we respect the low margin nature of our business by linking pay to performance, and that we avoid excessive disparity between the compensation of our CEO or other senior executive officers and the compensation of the rest of our management team.

Elements of Executive Compensation

The total compensation for our executive officers, including the Named Executive Officers, consists of the following pay elements:

Base salary. Our base salaries, when combined with variable pay opportunities, are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate, and are intended to compensate for performing the basic functions of an executive position.

Annual incentive bonus. Our annual incentive bonus is conditioned on our financial performance and achievement of strategic goals and objectives. The annual incentive bonus plan allows us to tailor individual incentives each year to support our strategic goals at not only a Company-wide level, but also a regional, departmental, or individual level. We consider the achievement of these objectives to be above and beyond the basic functions of the job and set them to complement the Company’s overall business objectives. The annual incentive bonuses to the Named Executive Officers are 100% “at risk” and are forfeited unless the executive officer attains specified goals.

Long-term equity incentive compensation. Our executive officers receive time-based and performance-based equity awards. Generally, restricted stock unit awards vest over a three year period which not only helps to retain our executive officers over time, but also aligns their compensation with the long-term appreciation of shares of the Company’s common stock and the interests of our stockholders. Performance share awards serve similar purposes, but also tie the receipt of such compensation to the achievement of additional specific organizational goals. The long-term performance-based equity incentive compensation for the Named Executive Officers is 100% “at risk” and will be forfeited unless the Company attains specified goals or vesting periods lapse.

Executive severance benefits. Our executive officers are eligible to receive severance payments and benefits upon an involuntary termination of employment other than for cause, the amount of which is determined on the basis of their base salary. We believe that job security is an important factor in attracting and retaining talented executives. While we do not generally enter into employment agreements with our executive officers, we believe it is important to provide them with a level of job security through the use of an executive severance policy.

Health and welfare benefits. We provide our executive officers, as well as our non-executive employees, with health, life and disability insurance. Our executive officers, other senior officers, and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap. We view these benefits as industry standard and necessary to attract and retain talented professionals.

The compensation mix for our CEO and the Other Named Executive Officers for 2014 was as follows:
___________

(1)
The Company defines three incentive plan payout levels for our performance-based equity awards and our non-equity incentive plan compensation. The levels are “Threshold,” “Outstanding” and “Exceptional.” The Company-defined “Outstanding” level is equivalent to the Target level in the table above. For the performance based awards granted in 2014, the maximum aggregate grant date fair value that would have been received if the Exceptional level of performance was achieved would have been $1,137,341 for the Chief Executive Officer and an average of $588,082 for the Other Named Executive Officers. Refer to “How We Determined, and What We Paid, Our Named Executive Officers” for a more detailed description of these payout levels.

(2)	The CEO did not receive any RSU grants in 2014.

Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee is responsible for administering our executive compensation program. The Compensation Committee conducts an annual review of our executive compensation program to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. The Compensation Committee also reviews market trends and changes in competitive compensation practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program to our Board of Directors.

In setting, reviewing, and adjusting the levels and amount of compensation for our executive officers, the Compensation Committee considers a number of factors, including both external factors such as market conditions, as well as other factors that are not readily measured by performance goals. Such factors include: the specific expertise, capabilities, and potential of the individual; our perception of market wage conditions and the amounts required to attract and retain capable executives; and our experience in attracting and retaining executives with similar responsibilities.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://ir.core-mark.com/corporate-governance.cfm.

Role of Executive Officers
In making compensation decisions, the Compensation Committee meets with our CEO and VP of Human Resources to obtain their feedback and recommendations with respect to the structure of our executive compensation program, as well as an assessment of the performance of each individual executive officer and their recommendations on the compensation for each individual executive officer. In addition, our CEO, CFO, and VP of Human Resources develop recommendations for performance measures for the CEO and target award opportunities for executive officers under our annual incentive bonus plan based on management’s business forecast. Those recommendations are reviewed and approved first by the Compensation Committee and then by our Board of Directors. The CEO is not involved in any deliberations or decisions with respect to his own compensation.

Role of Compensation Consultant
In 2013, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to conduct a compensation assessment and analysis in connection with establishing the 2014 compensation program for our executive officers. Compensia was not retained in 2014 to conduct a compensation assessment study, however they were paid $11,594 for other services.

The Compensation Committee has considered the independence of Compensia in light of the listing standards of NASDAQ on compensation committee independence and the rules of the SEC. Based on these standards and rules, the Compensation Committee concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning
Although it is difficult to compare compensation levels and amounts against a true peer group in our industry, the Compensation Committee periodically reviews our compensation levels and amounts using market data based on a compensation peer group developed with the assistance of an external compensation consultant and approved by the Compensation Committee. In August 2013, Compensia, at the direction of the Compensation Committee, developed a compensation peer group for use in connection with its deliberations for the 2014 compensation packages for our executive officers.

How We Determined, and What We Paid, Our Executive Officers in 2014

Base Salary

We do not ascribe to rigid, formulaic, mandated salary brackets. The Compensation Committee evaluates and establishes the base salary of our CEO on an annual basis by taking into consideration his overall performance and value to the organization. Our CEO recommends base salaries for our other executive officers, based on our CEO’s evaluation of each individual’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee. The Compensation Committee’s review and approval occurs at its regularly scheduled meeting held in January or early February of each year.

In February 2014, the Compensation Committee approved the 2014 base salaries for our executive officers, with effect retroactive to January 1, 2014. These base salary increases were attributable to cost-of-living, performance, and higher levels of responsibility.

The base salaries of the Named Executive Officers for 2013 and 2014 were as follows.

Officer	2013 Base	2014 Base
Thomas B. Perkins	$450,000	$480,000
Stacy Loretz-Congdon	$312,925	$322,313
Christopher L. Walsh	$274,654	$282,894
Scott E. McPherson	$262,474	$270,348
Christopher K. Hobson	$250,000	$257,500

Annual Incentive Bonus

A substantial portion of each executive officer’s potential short-term compensation is in the form of a cash incentive bonus tied to pre-established goals. The annual incentive bonus plan is designed as an “at risk” bonus compensation plan to promote focus on the growth and profitability of the Company. This means an executive officer’s bonus potential is contingent and depends on either the overall Company’s, or a region’s, actual performance, in each case against specified financial goals and on the executive officer achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive officers while considering that our Company is a low-margin business that must control costs.

Annual bonus objectives for our CEO are established through discussions between the CEO and the Compensation Committee. The CEO’s objectives are based on the performance of the Company. The applicable bonus criteria change to some degree each year to fit the current needs of the Company. Annual bonus objectives for our executive officers (other than our CEO) are generally developed through discussions between our CEO and the executive officers in conjunction with the annual business planning process and are set near the beginning of the fiscal year and support our CEO and Company objectives approved by the Compensation Committee. Our CEO has the discretion, subject to approval by the Compensation Committee, to consider additional individual bonus objectives for the other Named Executive Officers related to significant unplanned opportunities. The final bonus payouts for both our CEO and the other Named Executive Officers are approved by the Compensation Committee subsequent to the annual performance period. The level of an executive officer’s total maximum bonus opportunity is structured as a percentage of base salary and is approved by the Compensation Committee.

Minimum Performance Requirement for Funding of Annual Incentive Bonus Plan

There is a minimum performance requirement that must be satisfied each year as a precondition to the payment of any annual cash incentive awards for executive officers. To satisfy this minimum performance requirement, a certain percentage of the planned Adjusted Pre-Tax Net Profit (“PTNP”) on a Company-wide basis (for corporate level executive officers) or a similar financial measure for a particular region (for executives whose responsibilities related primarily to a certain region) must be achieved. Adjusted PTNP is defined as pre-tax net profit, and generally excludes LIFO expense, impacts of acquisitions made in the current year and certain other non-recurring events. For 2014, the applicable minimum performance requirement was 80% of planned Adjusted PTNP. In 2014, the Company met the minimum performance level required to pay bonuses to those executive officers measured on a Company-wide basis and for Mr. C. Walsh, the minimum performance level required for the U.S. Distribution - West region was also met.

Company and Individual Objective for Annual Incentive Bonus

Bonus Objectives and Requirements for 2014

In 2014, total maximum bonus opportunities for the Named Executive Officers were 150% of base salary for our CEO, 100% of base salary for Mr. C. Walsh and Ms. S. Loretz-Congdon and 80% of base salary for the other Named Executive Officers.

The total maximum annual incentive bonus award for each executive officer is allocated among several objectives. Each executive officer was given a set of Company and individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus (based on the importance of the objective for the year and the ability of the executive officer to influence the result). Specific bonus objectives and relative weights for the Named Executive Officers were as follows:

Adjusted PTNP - This objective is based on Company-wide results, except for Mr. C. Walsh whose objectives are based upon Adjusted PTNP for U.S. Distribution - West. PTNP has been adjusted for items that are not within the direct control of management including cigarette price increases in excess of plan, foreign exchange gains and losses, and certain expenses related to acquisitions and large market share gains.

Non-Cigarette Sales Growth - This component is based on the percentage increase in the Company’s Food/Non-Food revenues (excluding sales derived from acquisitions during the year) in 2014 as compared to 2013.

Return on Net Assets (“RONA”) - This component is based on the Company’s RONA percentage (excluding the impact of acquisitions and certain other adjustments) in 2014. RONA is defined as Adjusted PTNP divided by the sum of: receivables, inventory, and fixed assets; less the sum of payables and accrued liabilities.

Company Strategies - This component is comprised primarily of the Company’s core strategies including its Vendor Consolidation Initiative (“VCI”), “Fresh” product program, Focused Marketing Initiative (“FMI”) and acquisitions of like businesses or large customers. This objective is based on Company-wide results, except for Mr. C. Walsh whose objectives are based upon U.S. Distribution - West.

Individual objectives (“MBOs”) - Ms. S. Loretz-Congdon also had various MBOs that were tailored to her responsibilities and vary based upon her role within the Company. For fiscal 2014, her MBOs included the following: maintaining public company compliance and reporting requirements and the enhancement to financial systems and processes.

In 2014, the annual incentive plan metrics and their respective weightings for each of our Named Executive Officers were:

Officer	Adjusted PTNP	Sales Growth	RONA	Company Strategies	MBOs
Thomas B. Perkins	50%	15%	10%	25%	—
Stacy Loretz-Congdon	45%	—	15%	15%	25%
Christopher L. Walsh	45%	15%	10%	30%	—
Scott E. McPherson	40%	10%	—	50%	—
Christopher K. Hobson	40%	10%	10%	40%	—

Performance Levels for Each Objective

Our annual incentive bonus plan provides for three levels of possible performance and a resulting bonus payout for each objective as follows:

(1)
Performance at the “Exceptional” level for any objective entitles an executive officer to the maximum amount, or 100%, allocated to that objective. In general, this level represents achievement of an aggressive operating plan for the Company or the relevant region. The Compensation Committee considers performance at this level to be “Exceptional” due to the difficulty of attaining the high levels of achievement necessary to meet such plan. In the event of achievement of “Exceptional” performance, no additional compensation is to be paid beyond the maximum amount.

(2)
Performance at the “Outstanding” level for any objective entitles the executive officer to two-thirds, or 67%, of the maximum amount allocated to that objective. This level generally represents strong achievement under the operating plan for the Company or the relevant region and historically represents the average payout and the attainment of the performance target for executives and other cash bonus program participants.

(3)
Performance at the “Threshold” level for any objective entitles the executive officer to one-third, or 33%, of the maximum amount allocated to that objective. This level represents the minimal level of performance deemed worthy of a bonus.

The following table summarizes each Named Executive Officer’s total annual cash incentive bonus opportunities where performance for each objective was “Exceptional,” “Outstanding” or at “Threshold”:

	Bonus Opportunity (% of Salary)
Officer	Threshold	Outstanding	Exceptional
Thomas B. Perkins	50%	100%	150%
Stacy Loretz-Congdon	33%	67%	100%
Christopher L. Walsh	33%	67%	100%
Scott E. McPherson	27%	53%	80%
Christopher K. Hobson	27%	53%	80%

Our CEO has the authority, with the approval of the Compensation Committee, to establish different target levels for each Named Executive Officer (other than himself) based on his subjective evaluation of a region or the Company’s operating plan. For example, if our CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the “Exceptional” performance level for that component of the bonus, and the “Outstanding” and “Threshold” levels would be adjusted accordingly. Bonus payments are generally conditioned on an executive officer’s continued employment as of December 31 of the relevant year, although this requirement may be waived at the discretion of the Compensation Committee.
The following table discloses the 2014 bonus performance levels achieved for certain Company-wide objectives for the Named Executive Officers and approved by the Compensation Committee:

Measure	2014 Level Achieved
Adjusted PTNP (Company)	>$83.2M	Outstanding
RONA	>19.9%	Outstanding
Non-Cigarette Sales (Company)	>$3.4B	Not Achieved

The bonus levels achieved as a percentage of the maximum opportunity for our Named Executive Officers for 2014 were as follows(1):

Officer	Adjusted PTNP	Sales Growth	RONA	Company Strategies	MBOs
Thomas B. Perkins	67%	—%	67%	33%	NA
Stacy Loretz-Congdon	67%	NA	67%	33%	100%
Christopher L. Walsh	100%	33%	100%	50%	NA
Scott E. McPherson	67%	—%	NA	33%	NA
Christopher K. Hobson	67%	—%	67%	67%	NA
____________

(1)	NA means that the metric set forth in a column was not applicable to the executive officer’s bonus opportunity.

2014 Annual Incentive Cash Bonus Awarded Based on Achieved Performance

For 2014, following the end of the fiscal year, our CEO evaluated the level of achievement for each executive officer’s individual objectives and made a recommendation to the Compensation Committee regarding the appropriate level of bonus percentage earned. These recommendations were then evaluated, discussed, modified as appropriate, and ultimately approved by the Compensation Committee. Based on the Company’s results for 2014 and after review and adjustments, the Compensation Committee approved cash bonuses for the Named Executive Officers as follows:

Officer	Approved Bonus	Percentage of Maximum Bonus Opportunity
Thomas B. Perkins	$347,997	48%
Stacy Loretz-Congdon	$225,618	70%
Christopher L. Walsh	$212,171	75%
Scott E. McPherson	$93,720	43%
Christopher K. Hobson	$123,606	60%

Long-Term Equity Incentive Compensation

We believe that the best way of assuring that the interests of our executive officers are aligned with the interests of our stockholders is to provide them with meaningful stock ownership opportunities. In addition, equity compensation can also provide incentives that support the retention of our executive officers and reward them for both short-term and long-term Company performance. In May 2010, we adopted the 2010 LTIP. The 2010 LTIP is designed to provide the Company with an opportunity to grant employees incentive equity awards that are “at risk” and vest over time upon the continuance of service or vest based upon the achievement of certain specified Company objectives and require continued service. In 2014, the 2010 LTIP was amended to increase the number of shares of common stock reserved for issuance thereunder and the performance measures that may apply to awards granted under the 2010 LTIP were re-approved.

For 2014, the equity awards granted to our executive officers, including the Named Executive Officers, under the 2010 LTIP consisted of RSU awards and performance share awards with a time-based settlement. RSU awards are the equivalent in value to one share of the Company’s common stock and entitle the recipient to receive one common share of the Company’s common stock for each RSU at the end of a specified vesting period. RSU awards are subject to certain restrictions and risk of forfeiture. RSU awards granted in 2014 vest one-third on February 3, 2015, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2016 and 2017.

Performance share awards under the 2010 LTIP may include (i) specific dollar-value target awards, (ii) performance units, the value of each unit being determined by the Compensation Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the fair market value of a share of the Company’s common stock on the date of grant. 2014 performance share awards were granted with a value equal to the fair market value of a share of the Company’s common stock. The number of performance shares that the recipient ultimately earns is based upon achievement of certain specified performance metrics and is also subject to certain restrictions and risk of forfeiture. Performance share awards granted in 2014 vest one-third on February 3, 2015, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2016 and 2017.

On February 3, 2014, the Named Executive Officers received the following equity awards:

Officer	Number of Restricted Stock Units(1)	Number of Performance Shares Awarded(2)	Number of Performance Shares Earned(3)
Thomas B. Perkins	—	30,906	26,008
Stacy Loretz-Congdon	7,000	16,858	14,186
Christopher L. Walsh	7,000	16,858	14,186
Scott E. McPherson	8,000	15,454	13,004
Christopher K. Hobson	6,500	14,752	12,413
____________

(1)	One-third of the RSUs granted vested on February 3, 2015, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2016 and 2017.

(2)	Represents the maximum number of shares that may be awarded.

(3)	Based on achievement of the 2014 performance share metrics below.

Performance Shares Awarded and Earned for 2014
Each award of performance shares listed in the table above was “at risk” based upon the level of achievement of certain Company metrics. For 2014, under terms of such awards, a qualifying internal RONA requirement was established and then if met, a specified percentage of the shares of the Company’s common stock subject to the performance share awards would only be deemed earned (subject to vesting) upon the achievement of a “Threshold,” “Outstanding” or “Exceptional” level for Adjusted EBITDA(1). RONA is an internal Company measure defined as pre-tax net profits excluding LIFO expense and other significant non-recurring items divided by significant working capital components and fixed assets.
At the “Threshold” level, one-third of the shares of the Company’s common stock subject to the performance share awards were available to be awarded, at the “Outstanding” level two-thirds would be awarded, and at the “Exceptional” level all performance shares applicable to such factor would be awarded. If the level of performance fell between two levels (Threshold and Outstanding for example), the percentage is determined by a straight line pro-ration between the two levels based upon the actual performance achieved.  If the level of performance fell below the “Threshold” level, no performance shares would be awarded and if the level of performance exceeds the “Exceptional” level, 100% of the shares would be awarded.
The following achievement levels were established for performance share awards for 2014:

Metric	Threshold	Outstanding	Exceptional
Adjusted EBITDA (1)	$116.0M	$122.0M	$128.0M
___________
(1) Adjusted EBITDA is net income as reported in the Company’s 2014 Form 10-K before depreciation expense, amortization, stock compensation, interest expense, foreign currency transaction gains or losses, income taxes, less interest income and excluding LIFO expense, the impact of acquisitions during the year and income from cigarette price increases in excess of prior year levels.
The performance level achieved during the 2014 calendar performance period was determined by our Compensation Committee in January 2015. The Compensation Committee determined that the qualifying RONA level was met for 2014. Based upon our performance with respect to the performance share goals during 2014, each of the Named Executive Officers earned 84% of his or her maximum potential award. Performance share awards granted in 2014 vest one-third on February 3, 2015, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2016 and 2017.

Group Life, Accidental Death & Dismemberment and Short- and Long-term Disability Insurance
All of our executive officers, including the Named Executive Officers, are eligible to participate in our group life, accidental death and dismemberment, and short- and long-term disability insurance programs, which are also available to our non-executive employees. In addition, our executive officers, including the Named Executive Officers, and other senior officers and managers are provided with additional group life insurance, at a rate of one and one-half times base salary up to a maximum of $300,000.

We do not maintain any defined benefit or other retirement program for our executive officers. Our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit plans, which are generally provided for all full-time employees, including a tax-qualified Section 401(k) savings plan. We currently match any contributions made to the Section 401(k) plan by our employees, including our executive officers, of up to 3% of the employee’s compensation (up to a $260,000 annual base salary limit). We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Perquisites and Other Personal Benefits
Our executive officers are eligible to participate in the same retirement and health and welfare benefits that are offered to all employees. We generally do not provide automobile allowances, club memberships or other perquisites or other personal benefits to our executive officers. We provide our executive officers with standard relocation packages to the extent we request them to move for business reasons.

Post-Employment Compensation
None of the Named Executive Officers have employment agreements and all are employees “at will.”
Certain of our equity incentive plans provide for benefits that could be triggered by a change in control of the Company. Under our 2010 LTIP, all outstanding options to purchase shares of the Company’s common stock become fully exercisable and vested, all restrictions on restricted stock unit awards (and all deferral periods on deferred restricted stock unit awards) lapse and vesting on all earned performance share awards accelerates if the employee is terminated within one year after a change in control of the Company. If a change in control of the Company occurs before the completion of the applicable performance period for a performance share award under any of our long-term incentive plans, such performance share award will vest at the “Outstanding” target level. (See the “Potential Payments upon Termination or Change in Control” section for further discussion).
In addition to the change in control provisions described above, the Named Executive Officers are eligible to receive payments and benefits under our Executive Severance Policy. Pursuant to this Policy, corporate officers and vice presidents, as well as division presidents, are eligible to receive a severance payment upon their involuntary termination of employment for reasons other than cause, gross misconduct, or an insured long-term disability. Severance payments for U.S.-based executives are based upon years of service and range from two months base salary for less than two years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are eligible for a pro-rata bonus for the year terminated and may receive COBRA cost reimbursements during the severance period. Canada-based executives receive severance payments in accordance with provincial law, which can range up to two years of base salary, bonus, and benefits. To receive any payments or benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the Company.
We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance policies are generally comparable with severance packages offered to executives by the companies in the compensation peer group.
Please see the discussion under “Potential Post-Employment Payments to Named Executive Officers” for a discussion of these arrangements and the quantification of the amounts that would have been payable to the Named Executive Officers upon their retirement or upon a change in control of the Company as of December 31, 2014.

Compensation-Related Risk

The Compensation Committee has reviewed the Company’s incentive plans and does not believe the goals or the underlying philosophy encourages our executive officers, including the Named Executive Officers, to take excessive risk. By using equity-based awards that are not immediately exercisable, we believe the interests of our executive officers are aligned with those of our stockholders.

Other Compensation Policies

Stock Ownership Policy
We believe that our Named Executive Officers and our directors should own and hold shares of the Company’s common stock to further align their interests and actions with the interests of our stockholders. As of February 15, 2015, all of our Named Executive Officers and directors were in compliance with our Stock Ownership Guidelines.

Equity Award Grant Practices

Our current equity award grant policy provides that RSUs and Performance Share awards which are made to our executive officers and other eligible employees are granted in January or early February each year after approval by our Board of Directors. In accordance with our equity award grant policy, all new-hire equity awards are granted following the first date of employment. Any special equity awards (non-new hire or annual) made by the Compensation Committee are effective on the date of approval by the Compensation Committee. Equity awards are not timed in relation to the release of material information about the Company.

Derivatives Trading and Hedging Policy
Our Board of Directors has adopted a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and directors. This policy provides that all employees and members of our Board of Directors are prohibited from engaging in certain forms of hedging or monetization transactions, such as zero-cost collars and forward sales contracts, that allow the employee or director to continue to own the covered securities, but without the full risks and rewards of ownership.
In addition to the foregoing, our executive officers and members of our Board of Directors are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, subject to certain exceptions.
Policy on Recovery of Incentive Compensation
Our Board of Directors has adopted a policy relating to the repayment, recovery or forfeiture of incentive-based compensation by certain officers that are “officers” under Section 16(a) of the Securities Exchange Act of 1934 in the event we are required to restate our financial statements resulting from material noncompliance with any financing reporting requirements under the U.S. securities laws (other than due to a change in applicable accounting rules or interpretation). This policy is administered by the Compensation Committee.
In addition, our 2004 Long-Term Incentive Plan, our 2007 Long-Term Incentive Plan, and our 2010 LTIP contain provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Core-Mark’s compensation program for executive officers. The Compensation Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of four non-employee directors. All of the Compensation Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Compensation Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Compensation Committee Chairman, Robert G. Gross, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Compensation Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE
Robert G. Gross, Chairman
Robert A. Allen
Stuart W. Booth
Randolph I. Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation in 2014, 2013 and 2012 awarded to our principal executive officer, our principal financial officer and to our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Core-Mark in 2014, 2013 and 2012. We refer to these executive officers as the Named Executive Officers.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
Thomas B. Perkins	2014	$480,000	$809,600	$347,997	$8,637	$1,646,234
President & Chief	2013	$450,000	$513,200	$112,499	$189,721	$1,265,420
Executive Officer	2012	$269,304	$621,338	$115,603	$8,288	$1,014,533

Stacy Loretz-Congdon	2014	$322,313	$699,200	$225,618	$8,637	$1,255,768
Sr. VP & Chief	2013	$312,925	$343,980	$128,482	$8,487	$793,874
Financial Officer	2012	$303,923	$512,850	$181,511	$8,288	$1,006,572

Christopher L. Walsh	2014	$282,894	$699,200	$212,171	$8,637	$1,202,902
Sr. VP — U.S.	2013	$274,654	$294,840	$93,839	$8,487	$671,820
Distribution (West)	2012	$266,753	$512,850	$111,376	$8,288	$899,267

Scott E. McPherson	2014	$270,348	$699,200	$93,720	$8,637	$1,071,905
Sr. VP — Corporate	2013	$262,474	$294,840	$104,985	$8,487	$670,786
Development	2012	$249,060	$636,131	$173,316	$8,260	$1,066,767

Christopher K. Hobson	2014	$257,500	$625,600	$123,606	$8,553	$1,015,259
Sr. VP — Marketing	2013	$250,000	$270,270	$78,340	$8,301	$606,911
	2012	$218,400	$295,950	$95,519	$7,377	$617,246

____________

(1)	Represents base salary.

(2)
This column represents the aggregate grant date fair value for all awards granted in 2014, 2013 and 2012. For performance awards granted in 2014 and 2012, we have reported the fair value of the award based upon the probable satisfaction of the performance conditions as of the grant date. No performance shares were earned by the Named Executive Officers in 2013 and therefore have been excluded from this table. For the performance awards granted in 2014, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $1,137,341 for Mr. T. Perkins, $620,374 for Ms. S. Loretz-Congdon and Mr. C. Walsh, $568,707 for Mr. S. McPherson, and $542,874 for Mr. C. Hobson. For the performance awards granted in 2013, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $1,176,117 for Mr. T. Perkins, $514,545 for Ms. S. Loretz-Congdon, $588,058 for Mr. C. Walsh and Mr. S. McPherson, and $404,275 for Mr. C. Hobson. For the performance awards granted in 2012, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $367,082 for Mr. T. Perkins, Ms. S. Loretz-Congdon, Mr. C. Walsh and Mr. S. McPherson. Mr. T. Perkins’ 2012 awards were based on his position prior to being named CEO. Mr. C. Hobson did not receive a performance award in 2012. These amounts do not reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the Named Executive Officers.

(3)
The amounts in this column are awarded under the Annual Cash Incentive Bonus Program and represent performance-based bonuses earned in the fiscal year presented and paid in the subsequent year. These bonuses were based on the Company’s financial performance and the executive officer’s performance against his or her specified individual objectives. For a description of these bonuses, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - How We Determined, and What We Paid, Our Named Executive Officers in 2014 - Annual Cash Incentive Bonus.”

(4)	The components of the “All Other Compensation” column for 2014 are detailed in the following table:

	Named Executive Officers
Description	T. B. Perkins	S. Loretz- Congdon	C. L. Walsh	S.E. McPherson	C. K. Hobson
Company matching contribution to 401(k) plan	$7,800	$7,800	$7,800	$7,800	$7,716
Payment of life and other insurance premiums	837	837	837	837	837
Total	$8,637	$8,637	$8,637	$8,637	$8,553

The following table presents information regarding grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2014:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)	Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards(5)
Thomas B. Perkins	2/3/2014	$239,998	$479,996	$720,000	13,093	22,000	30,906	—	$809,600
Stacy Loretz-Congdon	2/3/2014	$107,437	$214,874	$322,313	7,142	12,000	16,858	7,000	$699,200
Christopher L. Walsh	2/3/2014	$94,297	$188,595	$282,894	7,142	12,000	16,858	7,000	$699,200
Scott E. McPherson	2/3/2014	$72,092	$144,185	$216,278	6,547	11,000	15,454	8,000	$699,200
Christopher K. Hobson	2/3/2014	$68,666	$137,333	$206,000	6,249	10,500	14,752	6,500	$625,600
____________

(1)
The Company defines three incentive plan payout levels for our executives, which are “Threshold,” “Outstanding” and “Exceptional.” The Company-defined “Threshold” level corresponds to Threshold level in the table above, “Outstanding” level corresponds to Target level in the table above and “Exceptional” level corresponds to the Maximum level in the table above. Refer to the Compensation Discussion and Analysis section in this Proxy Statement for a more detailed description of these payout levels.

(2)
Awarded under the 2014 Annual Cash Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the Company’s level of “Threshold,” “Outstanding” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a description of amounts actually received by the executive, if any, see the Compensation Discussion and Analysis section. For a further description of the 2014 Annual Cash Incentive Bonus Program, refer to the Compensation Discussion and Analysis section.

(3)
Performance shares awarded under the 2010 LTIP. The incentive opportunity was tied to Adjusted EBITDA goals and a RONA qualifier. The Threshold, Target and Maximum payout levels assume that each of those goals was achieved at the corresponding Company’s level of “Threshold,” “Outstanding” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a further description of the performance shares and the amounts actually awarded to the executive, if any, refer to the Compensation Discussion and Analysis section. Such awards are subject to vesting requirements and permit a net-exercise feature to cover tax withholding for the executive officers.

(4)	Restricted stock units awarded under the 2010 LTIP. Such awards are subject to a three year vesting requirement and permit a net-exercise feature to cover tax withholding for the executive officers.

(5)	Represents the grant date fair value of each equity award computed in accordance with applicable guidance. Grant date fair value per share for restricted stock units and performance shares is $36.80.

The following table presents information concerning the number and value of restricted stock units and performance shares that have not vested for our Named Executive Officers outstanding as of December 31, 2014:

Outstanding Equity Awards at Fiscal Year-End(1)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Thomas B. Perkins	6,668	$412,949	30,906	$1,914,009
Stacy Loretz-Congdon	16,334	$1,011,565	16,858	$1,044,016
Christopher L. Walsh	15,000	$928,950	16,858	$1,044,016
Scott E. McPherson	16,000	$990,880	15,454	$957,066
Christopher K. Hobson	13,834	$856,740	14,752	$913,591
____________

(1)	There were no unexercised option awards as of December 31, 2014 for our Named Executive Officers.

(2)
Restricted stock units were granted on February 3, 2014, February 5, 2013 and January 18, 2012. The February 3, 2014 awards vest one-third on February 3, 2015, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2016 and 2017. The February 5, 2013 awards vest one-third on February 5, 2014, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2015 and 2016. The January 18, 2012 awards vested one-third on January 18, 2013 and the remaining shares vested in quarterly installments over the subsequent two years. Market value based on close price of $61.93 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2014.

(3)
Number includes performance share awards which were granted on February 3, 2014. The February 3, 2014 awards vest one-third on February 3, 2015 subject to the achievement of certain Company metrics, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2016 and 2017. Market value based on close price of $61.93 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2014. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2014 under each outstanding performance share grant against the threshold (“Threshold”), target (“Outstanding”), and maximum (“Exceptional”) performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts. For 2014, the qualifying RONA level was met and we exceeded the target level for Adjusted EBITDA and have accordingly reported the performance shares at the maximum awards level. No performance shares were earned by the Named Executive Officers in 2013 and the 2012 performance shares were fully vested as of December 31, 2014.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for our Named Executive Officers during the year ended December 31, 2014:

Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas B. Perkins	45,662		$1,549,950	22,474	$1,036,865
Stacy Loretz-Congdon	18,916		$731,226	13,808	$621,640
Christopher L. Walsh	—	$		13,142	$597,131
Scott E. McPherson	36,790		$1,212,390	13,142	$597,131
Christopher K. Hobson	—	$		7,666	$331,769

Information such as number of securities to be issued upon exercises of outstanding options, weighted-average exercise price of outstanding options, and number of securities remaining available for future issuance concerning our stock-based compensation plans were included in Note 13, “Stock Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K filed on March 2, 2015.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Each of our Named Executive Officers, senior vice presidents, and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than 20 years	12 months of base salary
More than 20 years	18 months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a prorated bonus for the year of their termination.

Canadian Employees.  The severance benefits paid to any Canadian executive officers are based on the applicable provincial laws.

Accelerated Option Vesting.  In addition, an executive officer who has received an option grant under our 2007 Long-Term Incentive Plan and our 2010 LTIP may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

The Company does not have a mandatory retirement age for executive officers. Time-vesting awards made under our 2010 LTIP after January 1, 2012 contain provisions providing for automatic accelerated vesting upon the retirement of an executive officer who has reached the age of 65 (full accelerated vesting for awards held for more than one year at the time of retirement and pro-rated vesting for awards held less than one year at the time of retirement). Time-vesting awards made under our 2010

LTIP and other plans prior to January 1, 2012 do not contain automatic acceleration provisions in connection with a retirement, but the Board or the Compensation Committee has the discretionary authority to accelerate the vesting of all or a portion of such awards in connection with a retirement. The table assumes that all Named Executive Officers would have been so approved for full acceleration of time-vesting awards upon retirement if retirement occurred on December 31, 2014. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

Change of Control

Award grants made to our Named Executive Officers under our 2010 LTIP generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and earned performance shares in the event that we are acquired by a non-public company (a “non-public change of control”). In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “Outstanding” target level. Under our 2010 LTIP, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our Named Executive Officers upon retirement or upon a nonpublic change in control of the Company, assuming such event took place on December 31, 2014.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS

	Thomas B. Perkins			Stacy Loretz-Congdon			Christopher L. Walsh			Scott E. McPherson			Christopher K. Hobson
	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in
Benefits	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)
Cash Severance(4)	$—	$720,000	$720,000	$—	$483,470	$483,470	$—	$424,341	$424,341	$—	$405,522	$405,522	$—	$257,500	$257,500
COBRA Reimbursements(4)	—	20,679	20,679	—	14,763	14,763	—	32,005	32,005	—	22,918	22,918	—	21,337	21,337
Restricted Stock	412,949	—	2,326,958	1,011,565	—	2,055,581	928,950	—	1,972,966	990,880	—	1,947,946	856,740	—	1,770,331
GRAND TOTAL	$412,949	$740,679	$3,067,637	$1,011,565	$498,233	$2,553,814	$928,950	$456,346	$2,429,312	$990,880	$428,440	$2,376,386	$856,740	$278,837	$2,049,168
___________

(1)
Core-Mark Holding Company, Inc. does not have an official retirement age. For awards made after January 1, 2012, acceleration of unvested awards occurs automatically upon the retirement of an executive officer who has reached the age of 65 at the time of retirement. Time-vesting awards that do not contain automatic acceleration provisions in connection with a retirement may be approved by the Board or Compensation Committee. The table assumes that all Named Executive Officers would have been so approved if termination occurred on December 31, 2014. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

(2)
Upon termination without cause, terminated executives are eligible for severance cash in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units and performance shares are forfeited.

(3)
Upon a non-public change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units, all unvested options are accelerated and any earned but unvested performance shares are accelerated.

(4)
Executive officers, senior vice presidents and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. If terminated on December 31, 2014, Mr. C. Hobson would receive 12 months’ salary and COBRA reimbursements, payable in a lump sum. As Mr. T. Perkins’, Ms. S. Loretz-Congdon’s, Mr. C. Walsh’s and Mr. S. McPherson’s service with our Company is more than 20 years as of December 31, 2014, they would receive 18 months’ salary and COBRA reimbursements, if terminated on December 31, 2014. These payments are contingent on termination.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED SHARES

Our Board of Directors has determined that it is in our best interest, and in the best interest of our stockholders, to amend our Certificate of Incorporation to increase the total number of authorized shares of common stock by 50,000,000 shares, from 50,000,000 shares to 100,000,000 shares. Accordingly, our Board of Directors unanimously approved the proposed Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) in substantially the form attached hereto as Annex II, and declared it to be advisable and in the best interest of our Company, and hereby seeks the approval of the Amendment by our stockholders.

If the Amendment is approved by our stockholders, the Amendment will become effective upon the filing of the Amendment with the Delaware Secretary of State, which filing is expected to occur promptly after the Annual Meeting.

The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is required to approve the Amendment.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

Purpose of the Amendment

The purpose of the Amendment is to increase the total number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. The Board of Directors believes the Amendment is advisable in order to maintain our financing and capital raising flexibility in connection with our working capital needs and for general purposes. Other possible business and financial uses for the additional shares of common stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of common stock, attracting and retaining employees by the issuance of additional securities under our equity compensation plans and other transactions and corporate purposes that the Board of Directors deems are in the Company’s best interest. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding and incurring expenses associated with a special stockholders’ meeting before such issuance(s) could proceed, except as provided under Delaware law or under the rules applicable to the NASDAQ Global Market.

Other than issuances pursuant to equity-based compensation plans, as of the date of this Proxy Statement, the Board of Directors has no knowledge of any arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of the Company and its stockholders.

Possible Effects of the Amendment

Upon issuance, the additional shares of authorized common stock would have rights identical to the currently outstanding shares of common stock. Adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. As is true for shares presently authorized but unissued, the future issuance of common stock authorized by the Amendment may, among other things, decrease existing stockholders’ percentage equity ownership and could be dilutive to the voting rights of existing stockholders and, depending on the price at which they are issued, have a negative effect on the market price of the common stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership thereof.

We have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for antitakeover purposes, but our Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although this proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future attempts by the Company to oppose changes in control of the Company and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The Board of Directors has no knowledge of any present efforts to accumulate shares of the Company in the market or to gain control of the Company, and has no present intention to adopt any provisions or enter into any other arrangements that would have a material anti-takeover effect.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spinoffs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although we have no immediate plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common stock. Any such transactions may require us to incur nonrecurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board of Directors on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent registered public accounting firm for year ended December 31, 2014) was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and to issue its reports thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chairman
Gary F. Colter
Robert G. Gross
Harvey L. Tepner

PROPOSAL 4. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the year ending December 31, 2015. D&T served as our independent auditor for 2014. At the Annual Meeting, the stockholders are being asked to ratify the selection of D&T as Core-Mark’s independent auditor for 2015. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 4.

Auditor Fees

The aggregate professional fees and expenses billed by D&T for the audit of our annual financial statements for 2014 and 2013 and fees and expenses billed for audit related services, tax services and all other services rendered for these periods are as follows:

	2014	2013
Audit Fees(1)	$2,086,135	$1,372,029
Audit Related Fees(2)	8,000	—
Tax Fees(3)	45,772	45,545
Total	$2,139,907	$1,417,574
____________

(1)
These are fees and expenses for professional services performed and billed by D&T and include the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.

(2)
These are fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and include fees associated with accounting for, and auditing of, acquisitions and consultations concerning financial accounting and reporting matters.

(3)	These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services
Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below, and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.
Audit Services. Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.
Non-Audit Services. In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.
All services performed by D&T in 2014 and 2013 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark’s proxy materials for the 2016 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 9, 2015.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws (which are posted on the Company’s website) provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2016 Annual Meeting such proposal must be delivered to Core-Mark no earlier than January 20, 2016 and no later than February 19, 2016. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2016 Annual Meeting will confer discretionary authority to vote on proposals submitted outside of Rule 14a-8 that do not comply with this deadline.
Any stockholder proposals or notices submitted to Core-Mark in connection with the 2016 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

ANNEX I

Reconciliation of Non-GAAP Measures to GAAP

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	Year Ended December 31,
	2014	2013	% Change
Net income	$42.7	$41.6	2.6%
Interest expense, net (1)	1.8	2.2
Provision for income taxes	23.7	24.4
Depreciation and amortization	32.0	27.2
LIFO expense	16.3	8.7
Stock-based compensation expense	6.1	4.6
Foreign currency transaction (gains) losses, net	0.1	0.8
Adjusted EBITDA	$122.7	$109.5	12.1%
____________

(1)	Interest expense, net, is reported net of interest income.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE TO
DILUTED EARNINGS PER SHARE, EXCLUDING LIFO EXPENSE
(Unaudited and $ in millions, except per share data)

	Year Ended December 31,
	2014	2013	% Change
Net income	$42.7	$41.6	2.6%
Diluted shares	23.3	23.2
Diluted earnings per common share	$1.83	$1.79	2.2%
LIFO expense	0.43	0.23
Diluted earnings per share, excluding LIFO expense	$2.26	$2.02	11.9%

ANNEX II

Certificate of Amendment
to
Certificate of Incorporation
OF
CORE-MARK HOLDING COMPANY, INC.

Core-Mark Holding Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the corporation is Core-Mark Holding Company, Inc. (the “Corporation”).

2.	The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 20, 2004.

3.
By unanimous consent of its members, in accordance with the provisions of Sections 141 and 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions amending the certificate of incorporation as follows:

Article Four, Section 1 shall be amended and restated to read in its entirety as follows:
“Section 1.    Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is one-hundred million (100,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”).
The Common Stock shall have the rights, preferences and limitations set forth below.”

4.
Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at an Annual Meeting of stockholders held on May 19, 2015, by affirmative vote of the holders of a majority of the shares of Common Stock in accordance with the provisions of Section 242 of the DGCL.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Core-Mark Holding Company, Inc. has caused this Certificate of Amendment to be signed by its __________________ on this ____ day of May, 2015.

By: ________________________
Name: ________________________
Title: ________________________

DIRECTIONS TO THE
HYATT REGENCY SAN FRANCISCO AIRPORT HOTEL

Hyatt Regency San Francisco Airport Hotel
1333 Bayshore Highway
Burlingame, CA 94010

From San Francisco International Airport (2 miles) and Points North: Take 101 South toward San Jose. Exit Millbrae Ave. Turn left on Millbrae Ave. Turn right at the second stoplight onto Bayshore Hwy. Proceed through 4 stoplights. Hotel is on the right hand side.

From San Jose Airport (approximately 30 miles) and Points South: Take 101 North to the Broadway Exit. Take the Airport Blvd ramp toward Bayshore Blvd, then turn left onto Bayshore Hwy. Hotel is on the left hand side.

From Oakland Airport (approximately 30 miles) and Points East: Take I-880 South toward San Jose. Merge onto CA-92 West toward San Mateo Br. Merge onto US-101 North toward San Francisco to the Broadway Exit. Take the Airport Blvd ramp toward Bayshore Blvd, then turn left onto Bayshore Hwy. Hotel is on the left hand side.

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 19, 2015
10:30 a.m. PDT

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2015.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the stockholders' annual meeting to be held May 19, 2015, and appoint Thomas B. Perkins and Gregory P. Antholzner, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. that you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 19, 2015 at 10:30 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side. *See reverse side for voting instructions.*

Core-Mark
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/core
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 18, 2015.
Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 18, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR ALL of the Nominees Listed and FOR Proposals 2, 3 and 4 Below.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
a. Robert A. Allen	☐	☐	☐	**e.** Thomas B. Perkins	☐	☐	☐
b. Stuart W. Booth	☐	☐	☐	**f.** Harvey L. Tepner	☐	☐	☐
c. Gary F. Colter	☐	☐	☐	**g.** Randolph I. Thornton	☐	☐	☐
d. Robert G. Gross	☐	☐	☐	**h.** J. Michael Walsh	☐	☐	☐

2. Advisory resolution to approve named executive officer compensation. ☐ For ☐ Against ☐ Abstain
3. To approve an amendment to our Certificate of Incorporation to increase the total number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. ☐ For ☐ Against ☐ Abstain
4. To ratify the selection of Deloitte and Touche LLP as Core-Mark's independent registered public accounting firm to serve for the fiscal year ended December 31, 2015. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE EIGHT NOMINEES NOTED HEREON AND FOR PROPOSALS 2, 3 AND 4.

Date ______________________

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.